Exhibit 99.1



       CHASE USA ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATIONS

          Chase Manhattan Bank USA, National Association announced today that it had successfully completed the consent solicitations for three series of securities issued by the Chase Credit Card Master Trust - Series 1996-3, Series 1996-2 and Series 1999-3, that it had commenced on May 19, 2003. As of 5:00 p.m. New York City time on June 4, 2003, when the solicitation period expired, Chase USA had received consents representing approximately 64.7%, 82.2% and 69.7%, respectively, of the outstanding principal amount for each of the three series authorizing the proposed amendment to their respective series supplements. The proposed amendments will be executed upon receipt of letters from Standard & Poor's Ratings Group, Moody's Investors Service, Inc. and Fitch Ratings, confirming that adoption of the proposed amendments will not result in a reduction or withdrawal of the respective ratings of the certificates or notes for each of the three series. Chase USA anticipates receiving the letters from these rating agencies within the next several days.